UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      March 24, 2009

SPHERIX® INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6430 Rockledge Drive, Suite 503, Bethesda, MD		20817
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     301-897-2540

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets.

Item 3.01.                                              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 24, 2009, Spherix Incorporated received written notification from NASDAQ advising the Company that, because of the current instability in the financial markets, NASDAQ has further suspended enforcement of the bid price and market value requirements for continued listing on its Capital Market.  The suspension period will be in effect through July 19, 2009.  The NASDAQ notice provides that all companies currently in a bid price or market value compliance period, such as Spherix, will not be subject to delisting during the suspension period and will be granted an extended compliance period.

On October 16, 2008, when NASDAQ initially suspended enforcement of its compliance rules, Spherix had 94 calendar days remaining in its compliance period for its bid price deficiency.  Upon reinstatement of the rules on July 20, 2009, Spherix will still have this number of days, or until October 21, 2009, to regain compliance.  The Company can achieve compliance at any time during either the suspension or the extended compliance period if the bid price of its common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days.  If the Company does not regain compliance with this rule by October 21, 2009, NASDAQ will provide notice to the Company that its common stock will be delisted from NASDAQ and the Company will have an opportunity to appeal the determination.

On November 17, 2008, the stockholders of Spherix authorized a reverse split of the Company’s common stock within a range of 1:5 to 1:20.  Accordingly, the Board of Directors has the authority, at any time until mid-November 2009, to determine whether and when to implement a reverse stock split and the actual ratio of such a split within the 1:5 to 1:20 range.  It is expected that the Board of Directors will defer a decision on the reverse stock split until the third quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

Claire L. Kruger
CEO

Robert L. Clayton
CFO

Date: March 25, 2009